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                                                                    EXHIBIT (12)

                USL CAPITAL CORPORATION AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                        1993         1992         1991         1990         1989
                                      --------     --------     --------     --------     --------
                                                                 (UNAUDITED; DOLLARS IN THOUSANDS)
Earnings:
Income before taxes on income per
  statement of income...............  $122,171     $ 89,051     $ 86,059     $ 51,114     $ 32,123
Add (deduct)
     Fixed charges..................   193,806      158,444      151,811      124,289      147,909
     Distribution and proceeds in
       excess of (less than) net
       income and foreign exchange
       gains or losses of associated
       companies....................       272          601          292          519          837
                                      --------     --------     --------     --------     --------
Income as adjusted..................  $316,249     $248,096     $238,162     $175,922     $180,869
                                      --------     --------     --------     --------     --------
                                      --------     --------     --------     --------     --------
Fixed charges:
Interest on indebtedness including
  amortization of debt issue costs
  and discount or premium thereon...  $189,942     $154,157     $147,027     $117,237     $140,361
Interest factor of annual
  rentals(1)........................     3,864        4,287        4,784        7,052        7,548
                                      --------     --------     --------     --------     --------
Fixed charges.......................  $193,806     $158,444     $151,811     $124,289     $147,909
                                      --------     --------     --------     --------     --------
                                      --------     --------     --------     --------     --------
Ratio of earnings to fixed
  charges...........................      1.63         1.57         1.57         1.42         1.22
                                      --------     --------     --------     --------     --------
                                      --------     --------     --------     --------     --------

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(1) The interest portion of annual rentals is estimated to be one-third of such rentals.

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